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                                                                     Exhibit 2.6

BILL OF SALE

July 18, 2002

Marlin Data Research, Inc. has sold a TERM ROYALTY INTEREST as more fully described in the assignment dated and effective July 18, 2002 to Houston American Energy Corp. for ten dollars and acknowledges receipt of this amount.


/s/  John F. Terwilliger                  /s/  John F. Terwilliger
----------------------------------        ----------------------------------
John F. Terwilliger                       John F. Terwilliger
President                                 President
Marlin Data Research, Inc.                Houston American Energy Corp.